Exhibit 99.2

MSCP V CC Midco, LLC and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited) (1)

	Three Months Ended
	March 31,
	2015	2014
Revenues	$62,512,181	$50,203,052
Cost of Revenue	36,063,678	29,513,553
Gross Profit	26,448,503	20,689,499
Operating Expenses
General and administrative	13,130,150	10,782,400
Depreciation and amortization	4,169,075	4,129,592
Total Operating Expenses	17,299,225	14,911,992
Income from Operations	9,149,278	5,777,507

Other Expenses
Interest expense	3,077,478	1,536,294
Other	(20,794)	2,382
Total Other Expenses	3,056,684	1,538,676

Income before Provision for State Income Taxes and Limited Liability Company Fees	6,092,594	4,238,831
Provision for State Income Taxes and Limited Liability Company Fees	1,290	—
Net Income	$6,091,304	$4,238,831

_____
(1) Information provided by Creative Circle, LLC.

MSCP V CC Midco, LLC and Subsidiaries
Reconciliation of Net Income to Adjusted EBITDA (Unaudited) (1)

	Three Months Ended		Twelve Months Ended
	March 31,		December 31,
	2015	2014	2014	2013
Net Income	$6,091,304	$4,238,831	$16,776,434	$10,038,899
Interest expense	3,077,478	1,536,294	12,521,155	7,493,064
Provision for state income taxes and limited liability company fees	1,290	—	410,943	215,619
Depreciation and amortization	4,169,075	4,129,592	16,563,822	16,288,285
EBITDA	13,339,147	9,904,717	46,272,354	34,035,867

Unit-based compensation	—	—	1,043,968	902,759
Other adjustments (2)	157,240	2,382	960,833	363,878
Adjusted EBITDA	$13,496,387	$9,907,099	$48,277,155	$35,302,504

________
(1) Information provided by Creative Circle, LLC.
(2) Other adjustments include certain legal expenses, loss on disposal of assets, certain deferred compensation expenses, and non-recurring expenses.

2